Exhibit 99.1

Contact:

Infinity Pharmaceuticals, Inc.

Jaren Irene Madden, 617-453-1336

Jaren.Madden@infi.com

http://www.infi.com

INFINITY PROVIDES COMPANY UPDATE AND REPORTS FOURTH QUARTER

AND FULL-YEAR 2010 FINANCIAL RESULTS

— IPI-926 Advancing in Two Phase 2 Trials, Underscoring Pipeline Momentum —

— Cash Runway Into 2014 Enables Advancement of Product Candidates to Key Inflection Points —

— Company Changes Accounting Treatment for the $50 Million Line of Credit Available from Purdue —

Cambridge, Mass., March 15, 2011 – Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) today highlighted its recent business and clinical progress, and announced its fourth quarter and full-year 2010 financial results.

“Strong execution against our clinical and business goals in 2010 has positioned us beautifully to make significant progress in 2011,” stated Adelene Q. Perkins, president and chief executive officer of Infinity. “We are focused on advancing and expanding our IPI-926 development program, moving IPI-145 into the clinic and completing transition activities to enable the start of Phase 2 studies of IPI-940. In addition, we will announce a path forward for our Hsp90 program later this year. With cash runway into 2014 based on our current operating plan, we have the financial resources to advance our pipeline to key value inflection points without the need for additional financing.”

Infinity also announced today that it has restated its financial results for the fiscal years ended 2008 and 2009 and interim periods of 2009 and 2010. Total revenue for 2009 has increased to $50.8 million, compared to $49.5 million previously reported. Total revenue for the first three quarters of 2010 has increased to $57.5 million, compared to $56.6 million previously reported. Total stockholders’ equity as of December 31, 2009 is now $90.3 million, compared to $106.3 million previously reported. Total stockholders’ equity as of September 30, 2010 is now $61.2 million, compared to $76.2 million previously reported. The restatement does not impact cash and investments or total cash flows from operations. The restatement relates to the company’s accounting for the initial recognition of the loan commitment representing the availability to the company, on below-market terms, of the $50 million line of credit from Purdue Pharma L.P. Infinity originally recorded the offset to the loan commitment asset to additional paid-in capital. In Infinity’s restated financial statements, the offset to this loan commitment asset was recorded as deferred revenue to be amortized to revenue over the 14 year period beginning November 2008, which is the company’s estimated period of performance under the strategic alliance. Additional details of the restatement, which followed a routine review of the company’s 2009 Form 10-K by the U.S. Securities and Exchange Commission (SEC), can be found in the company’s Form 8-K filed with the SEC on March 15, 2011.

Selected fourth quarter and recent business and pipeline developments include the following:

•

Initiation of Phase 2 trial of IPI-926 in chondrosarcoma: Infinity initiated a randomized, double-blind Phase 2 trial of IPI-926, Infinity’s novel Smoothened antagonist, in patients with metastatic or locally advanced, inoperable chondrosarcoma. The trial is designed to compare the safety and efficacy of IPI-926, administered orally once daily, to matching placebo. The primary endpoint of the trial is progression free survival. The trial is expected to enroll more than 100 patients. The U.S. Food and Drug Administration (FDA) recently granted Orphan Drug Designation to IPI-926 for the treatment of chondrosarcoma.

•

Initiation of Phase 2 portion of trial with IPI-926 in pancreatic cancer: Infinity initiated the Phase 2 portion of the trial of IPI-926 in combination with gemcitabine (also known as Gemzar®) in previously untreated patients with metastatic, pancreatic cancer. The Phase 2 portion of the trial is a randomized, double-blind study comparing treatment with IPI-926 in combination with gemcitabine to treatment with placebo and gemcitabine. The primary endpoint is overall survival. The trial is expected to enroll approximately 120 patients. Infinity expects to present data from the Phase 1b portion of the study later this year.

•	Elevation to NASDAQ Select Market Tier: Infinity was named to the NASDAQ Global Select Market tier, the premier listing tier for NASDAQ companies.

•

Announcement of $110 million funding commitment from Mundipharma: Mundipharma International Corporation Limited extended its global strategic alliance with Infinity to develop and commercialize IPI-926 as well as development candidates arising from Infinity’s phosphoinositide-3-kinase (PI3K) and discovery programs. In conjunction with this extension, Mundipharma expanded the committed research and development funding of $85 million for 2011 to include an additional $110 million for 2012.

Full Year 2010 Financial Results

The full year and fourth quarter revenue, net loss, and net loss per share comparisons provided below are to the company’s 2009 restated results.

•	At December 31, 2010, Infinity had total cash, cash equivalents and available-for-sale securities of $101.0 million, compared to $110.2 million at September 30, 2010.

•

Total revenues for 2010 were $71.3 million, compared to $50.8 million for the same period in 2009. In 2010, revenue was comprised of $67.0 million for reimbursed research and development (R&D) services and $4.3 million from the amortization of deferred revenue associated with the grant of rights and licenses under Infinity’s strategic alliance with Purdue and Mundipharma, compared to $46.5 million and $4.3 million, respectively, for 2009.

•

R&D expense for 2010 was $99.2 million, compared to $77.9 million for 2009. R&D expense in 2010 included a one-time expense of $13.5 million related to the acquisition of global development and commercialization rights to Intellikine, Inc.’s portfolio of inhibitors of the delta and gamma isoforms of PI3K. The increase in R&D expense in 2010 compared to 2009 was also associated with organizational growth and higher clinical expenses for IPI-926 and IPI-940. Reimbursed expenses related to Infinity’s alliance with Purdue and Mundipharma are recorded as R&D expense, as well as collaborative R&D revenue.

•	General and administrative expense for 2010 was $21.1 million, compared to $19.5 million for 2009.

•	Net loss for 2010 was $49.0 million, or a basic and diluted loss per common share of $1.86, compared to $31.3 million, or a basic and diluted loss per common share of $1.20, for 2009.

Fourth Quarter 2010 Financial Results

•

Total revenue for the fourth quarter of 2010 was $13.8 million, compared to $13.5 million for the same period in 2009. Fourth quarter 2010 revenue was comprised of $12.8 million for R&D services and $1.0 million from the amortization of deferred revenue associated with the grant of rights and licenses under Infinity’s strategic alliance with Purdue and Mundipharma, compared to $12.5 million and $1.0 million, respectively, for the same period in 2009.

•

R&D expense for the fourth quarter of 2010 was $22.1 million, compared to $17.4 million for the same period in 2009. The increase in R&D expense for the fourth quarter of 2010 compared to the same period in 2009 was primarily due to higher clinical and preclinical program expenses as well as higher compensation expense.

•	General and administrative expense for the fourth quarter of 2010 was $6.1 million, compared to $3.9 million for the same period in 2009.

•

Net loss for the fourth quarter of 2010 was $14.0 million, or a basic and diluted loss per common share of $0.53, compared to $7.6 million, or a basic and diluted loss per common share of $0.29, for the same period in 2009.

2011 Financial Guidance

Infinity entered 2011 with approximately $345 million in committed capital, which includes slightly over $100 million in cash and investments, $195 million in committed research and development funding from Mundipharma and access to a $50 million line of credit from Purdue.

Exclusive of any business development activities, Infinity anticipates a net cash burn of $30 million to $40 million during 2011 and estimates a year-end cash and investments balance ranging from $60 million to $70 million. The anticipated year-end cash and investments balance does not include any amounts that Infinity may draw under the $50 million line of credit.

Infinity’s financial foundation provides the company with cash runway into 2014 based on its current operating plan, exclusive of any business development activities, enabling the company to advance its pipeline of innovative product candidates to key value inflection points without the need for additional financing.

Conference Call Information

Infinity will host a conference call on Tuesday, March 15, 2011 at 4:30 p.m. ET to discuss these financial results and provide an update on the company. A live webcast of the conference call can be accessed in the Investors/Media section of Infinity’s website at www.infi.com. To participate in the conference call, please dial 1-877-316-5293 (domestic) and 1-631-291-4526 (international) five minutes prior to start time. An archived version of the webcast will be available on Infinity’s website for 30 days.

About Infinity Pharmaceuticals, Inc.

Infinity is an innovative drug discovery and development company seeking to discover, develop, and deliver to patients best-in-class medicines for difficult-to-treat diseases. Infinity combines proven scientific expertise with a passion for developing novel small molecule drugs that target emerging disease pathways. Infinity’s programs in the inhibition of the Hedgehog pathway, the Hsp90 chaperone system, fatty acid amide hydrolase, and phosphoinositide-3-kinase are evidence of its innovative approach to drug discovery and development. For more information on Infinity, please refer to the company’s website at www.infi.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include those regarding announcing future plans for Infinity’s Hsp90 program, plans for clinical development of IPI-940 by Purdue, clinical trial enrollment expectations, reporting of clinical data from the Phase 1b portion of the pancreatic cancer trial in 2011, estimates of 2011 financial performance (including net cash burn and year-end cash and investments balance), and the expectation that Infinity will have capital to support its current operating plan into 2014 and advance its pipeline to key value inflection points without the need for additional financing. Such statements are subject to numerous factors, risks and uncertainties that may cause actual events or results to differ materially from the company’s current expectations. For example, there can be no guarantee that Infinity’s strategic alliance with Purdue and Mundipharma will continue for its expected term or that they will fund Infinity’s programs as agreed, that any product candidate Infinity is developing will successfully complete necessary preclinical and clinical development phases, or that development of any of Infinity’s product candidates will continue. Further, there can be no guarantee that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations could also be affected by risks and uncertainties relating to: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. FDA and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies; Infinity’s ability to enroll patients in its clinical trials; unplanned cash requirements and expenditures, including in connection with business development activities; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s amended quarterly report on Form 10-Q/A (for the quarter ended September 30, 2010) filed with the Securities and Exchange Commission on March 15, 2011. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Gemzar® is a registered trademark of Eli Lilly and Company.

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

	December 31, 2010	December 31, 2009
		Restated
Cash, cash equivalents and available-for-sale securities, including long term	$100,958,657	$130,736,513
Other current assets	2,907,057	3,567,027
Property and equipment, net	5,147,545	5,694,150
Loan commitment asset from Purdue entities	14,288,175	16,020,075
Other long-term assets	1,264,488	1,300,068

Total assets	$124,565,922	$157,317,833

Current liabilities	$27,750,605	$14,204,873
Deferred revenue from Purdue entities, less current portion	46,361,745	50,576,445
Other long-term liabilities	970,057	2,224,713
Total stockholders’ equity	49,483,515	90,311,802

Total liabilities and stockholders’ equity	$124,565,922	$157,317,833

INFINITY PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
		Restated		Restated
Collaborative research and development revenue from Purdue entities	$13,840,718	$13,475,401	$71,330,987	$50,765,462
Operating expenses:
Research and development	22,110,744	17,403,475	99,231,414	77,856,836
General and administrative	6,090,005	3,874,470	21,070,279	19,456,341

Total operating expenses	28,200,749	21,277,945	120,301,693	97,313,177

Loss from operations	(14,360,031)	(7,802,544)	(48,970,706)	(46,547,715)
Other income (expense):
Interest expense	(521,743)	(433,241)	(1,909,726)	(1,300,184)
Income from NIH reimbursement	—	—	—	1,745,386
Income from residual funding after reacquisition of Hsp90 program	—	—	—	12,450,000
Income from Therapeutic Discovery Grants	733,438	—	733,438	—
Interest and investment income	110,607	308,688	463,014	2,044,430

Total other income (expense)	322,302	(124,553)	(713,274)	14,939,632

Loss before income taxes	(14,037,729)	(7,927,097)	(49,683,980)	(31,608,083)
Income tax benefit	—	329,566	700,321	329,566

Net loss	$(14,037,729)	$(7,597,531)	$(48,983,659)	$(31,278,517)

Basic and diluted loss per common share	$(0.53)	$(0.29)	$(1.86)	$(1.20)

Basic and diluted weighted average number of common shares outstanding	26,421,230	26,198,415	26,321,398	26,096,515

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